LOWE, BROCKENBROUGH & COMPANY, INC.

                                 CODE OF ETHICS
                             REVISED AS OF 3/1/2000

I.   INTRODUCTION
     ------------

     A.   GENERAL PRINCIPLES
          ------------------

          This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of Lowe, Brockenbrough & Company, Inc., and is designed to govern the personal securities activities of Covered Persons. In general, in connection with personal securities transactions, Covered Persons should (1) always place the interest of the firm's clients first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility; and
          (3) not take inappropriate advantage of their positions.

     B.   LEGAL REQUIREMENT
          -----------------

          Rule 17j-1(a) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any employee:

          1. To employ any device, scheme or artifice to defraud any client of the Adviser;

          2. To make to any client of the Adviser any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser; or

          4. To engage in any manipulative practice with respect to any client of Adviser.

     C.   APPLICABILITY
          -------------

          For purposes of this Code, "Covered Person" shall mean:

          All employees of (the firm).

          Those whose functions relate to the making of any recommendations regarding the purchase or sale of securities including the person or persons with the direct responsibility and authority to make investment decisions are considered "Advisory Persons."

II.  RESTRICTIONS ON ACTIVITIES
     --------------------------

     A.   BLACKOUT PERIODS
          ----------------

          1. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which the firm has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn;

          2. No Advisory Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days after the firm trades in that security unless the firm's entire position in that security has been sold prior to such transaction and the Advisory Person is also selling the security. If a securities transaction is executed by the firm within 7 calendar days after a Advisory Person executed a transaction in the same security, The Compliance Officer will review the Advisory Person's and the firms' transactions to determine whether the Advisory Person did not meet his or her fiduciary duties to the firm's clients in violation of this code.

     B.   INTERESTED TRANSACTIONS
          -----------------------

          No Advisory Person shall recommend any securities transactions without having disclosed to the Managing Director his or her interest, if any, in such securities or the issuer thereof, including without limitation:

          A. any direct or indirect beneficial ownership of any securities of such issuer;

          B.   any contemplated transaction by such person in such securities;

          C.   any position with such issuer or its affiliates; and

          D. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     C.   INITIAL PUBLIC OFFERINGS
          ------------------------

          No Advisory Person shall acquire directly or indirectly, any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior approval of the Compliance Officer who has been provided by such Advisory Person with full details of the proposed

     --------------------------

     C.   INITIAL PUBLIC OFFERINGS  (cont.)
          ------------------------

          transaction  (including  written  certification  that  the  investment opportunity did not arise by virtue of the Advisory Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel that the firm has no foreseeable interest in purchasing such securities.

     D.   PRIVATE PLACEMENTS
          ------------------

          No Advisory Person shall acquire, directly or indirectly, any beneficial ownership of any securities in a private placement without the prior approval of the Compliance Director who has been provided by such Advisory Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel that the firm has no foreseeable interest in purchasing such securities.

     E.   SHORT-TERM TRADING PROFITS
          --------------------------

          No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which are the same or equivalent to those securities purchased by the firm within 60 calendar days. Any profit so realized shall be disgorged.

          Notwithstanding the foregoing provision, an Advisory person, subject to advance approval of the Compliance Officer on a case-by-case basis, may profit from the purchase and sale, or sale and purchase, of the same securities within 60 calendar days.

     F.   GIFTS
          -----

          No Advisory Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the firm.

     G.   SERVICE AS A DIRECTOR
          ---------------------

          No Advisory Persons shall serve on the board of directors of any publicly traded company without prior authorization by the firm's Managing Directors based upon a determination that such board service would be consistent with the interests of the firm's advisory clients.

III. EXEMPT TRANSACTIONS (All employee transactions must follow principle of ------------------- last in, last out.)

     A. For purposes of this Code, the term "security" shall not include the following:

          1.   securities issued by the Government of the United States;

          2.   bankers' acceptances;

          3.   bank certificates of deposit;

          4.   commercial paper;

          5. fixed-income securities, provided that (a) the security has a credit rating of at least Aa or Aaa from Moody's Investors Service, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume; and

          6.   shares of unaffiliated registered open-end investment companies.

     B. The prohibitions described in paragraphs (A) and (E) of Article II and paragraph (A) of Article IV shall not apply to the following transactions:

          1. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

          2. Purchase or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;

          3. Purchases or sales that are non-volitional on the part of the Covered Person;

          4. Purchases that are part of an automatic dividend reinvestment plan;

          5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

          6. Purchases or sales of currencies, currency futures, interest rate futures, index futures, options on any of the foregoing;

          7. Purchases or sales of securities issued or guaranteed as to principal and interest by any government or its agencies or instrumentalities;

     --------------------

     B.   (cont.)

          8. Transactions in a security for which the purchase or sale price, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is $50,000 in the case of issuers with total market capitalization in excess of $4 billion.

          9. Purchases or sales of an equity security traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Quotation System if the number of shares purchased or sold, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is 500 shares or less; or

          10. Subject to the advance approval by the Compliance Director purchases or sales which are only remotely potentially harmful to the Firm because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Firm.

IV.  COMPLIANCE PROCEDURES
     ---------------------

     A.   PRECLEARANCE
          ------------

          A Covered Person may directly or indirectly, acquire or dispose of beneficial ownership of a security, only if (1) such purchase or sale has been approved by the Compliance Director, (2) the approved transaction is completed by the close of business on the second trading day after approval is received. (3) the Compliance Director has not rescinded such approval prior to execution of the transaction.

     B.   REPORTING
          ---------

          Each Covered Person is required to direct his/her brokers to supply to the Compliance Director, on a timely basis, duplicate copies of all confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

     C.   DISCLOSURE OF PERSONAL HOLDINGS
          -------------------------------

          Upon commencement of employment and annually thereafter, each Advisory Person shall be required to disclose his or her current personal securities holdings to the Compliance Director.

          Personnel becoming Advisory Person will be required, no later than 10 days after becoming an Advisory Person, to provide the Compliance Director with a listing of all securities beneficially owned.

     -------------------------

     D.   CERTIFICATION OF COMPLIANCE
          ---------------------------

          Each Covered Person is required to certify annually that he or she has read and understood this Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

     E.   NOTIFICATION OF SUBJECT PERSONS
          -------------------------------

          The Compliance Director shall notify each Covered Person of the firm who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

     F.   REVIEW BY THE BOARD
          -------------------

          1. At least quarterly, the Compliance Director shall report to the Board any violations requiring significant remedial action during the past quarter.

          2.   At least  annually,  the Compliance  Director shall report to the
               Board:

               A. all existing procedures concerning Covered Persons' personal trading activities and any procedural changes made during the past year; and

               B.   any recommended changes to the firm's Code or procedures.

V.   SANCTIONS
     ---------

     Upon discovering that a Covered Person has not complied with the requirements of this Code, the Compliance Director shall report the violation to the management personnel of the Advisor for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Covered Person, a monetary fine, suspension, or termination.

VI.  CONFIDENTIALITY
     ---------------

     All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VII. OTHER LAWS, RULES AND STATEMENTS OF POLICY
     ------------------------------------------

     Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Firm.

 VIII. FURTHER INFORMATION
       -------------------

     If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Compliance Director.

IX.  RECORDS
     -------

     This Code, a copy of each report by a Covered Person, any written report hereunder by the Firm, and lists of all persons required to make reports shall be preserved with the Firm's records for the period required by the Security and Exchange Commission.